NEWS RELEASE

FOR IMMEDIATE RELEASE – November 17, 2008

CASPIAN SERVICES, INC. ANNOUNCES APPOINTMENT

OF NEW PRESIDENT AND CEO

     Salt Lake City, Utah (PR Newswire) – Caspian Services, Inc. (OTC Bulletin Board: “CSSV.OB”) announced that its board of directors has appointed Kerry Doyle to the positions of Chief Executive Officer and President of the Company effective November 15, 2008. Mr. Doyle will replace Laird Garrard who has served as the Company’s Chief Executive Officer since 2005 and as its President since 2004.

     Commenting on Mr. Doyle’s appointment, Mirgali Kunayev, Chairman of the Company’s board of directors said, “We expect to draw heavily upon Mr. Doyle’s extensive technical knowledge as a marine engineer and business development experience as we build upon the Company’s success to date.”

     Since 2004 Mr. Doyle has served as the Chief Executive Officer and President of Veritas Caspian LLP, the Company’s joint venture with CGG Veritas (formerly Veritas DGC Ltd.) While at Veritas Caspian, Mr. Doyle was responsible for developing and implementing the seismic data acquisition activities of Veritas Caspian over the open acreage of the Kazakh sector of the Caspian Sea. Prior to joining Veritas Caspian, Mr. Doyle was the Central Asia Regional Manager of Veritas DGC Ltd, where he successfully negotiated the exclusive agreement with the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan for the acquisition of seismic data of the Kazakh sector of the Caspian Sea.

     Over the past 35 years, Mr Doyle has served in various capacities, including Country Manager in Kazakhstan, Romania and Nigeria and Regional Manager West Africa Offshore with several other geophysical companies, including Veritas DGC Ltd, WesternGeco, Western Atlas and Western Geophyscial. Mr. Doyle has extensive experience in business development and operational oversight.

     Caspian Services, Inc. is an oilfield service company operating in both onshore and offshore areas of the Caspian Sea region of western Kazakhstan. Caspian Services, Inc. provides geophysical and seismic data acquisition services, maintains a fleet of vessels for commission of oil and gas exploration and development activities in the north Caspian Sea and is building a marine base facility in the Port of Bautino. The Company maintains corporate offices in Almaty, Kazakhstan, Aktau, Kazakhstan and Salt Lake City, Utah, U.S.A.

For Further Information Please Contact:

        Terrance J. Powell
        Vice President, Investor Relations
          29/6 Satpaev Street

9th Floor, Hyatt Regency Hotel

Almaty, 050040

Republic of Kazakhstan

Tel – 7 727 250 8478 / Fax – 7 727 250 8479

Email – tpowell@caspianservices.kz">tpowell@caspianservices.kz

This release contains “forward–looking” statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, risks described in the Company's periodic reports on file with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.